Exhibit 99.1

BULLDOG YARD BOSSTM SOLUTION

STOPS THIEVES IN ECUADOR PORT

Richmond, British Columbia, Canada — October 14, 2004 — Bulldog Technologies Inc. (OTCBB: BLLD), an innovative provider of wireless cargo security solutions, is pleased to report that the Yard BOSSTM solution was directly responsible for thwarting an attempted break-in and potential theft of Nestlé Ecuador S.A. products at the port of Guayaquil in Ecuador.

On the evening of September 16, Bulldog’s Yard BOSSTM solution tripped a siren in a private yard managed by Ecuador’s private cargo operator, Aretina, and sent a wireless alarm message notifying security specialist Nettel S.A. that a container belonging to Nestle Ecuador S.A. was being tampered with. The Yard BOSSTM was intentionally damaged by a forklift operator who was hoping to nullify the electronic seal, tamper detection and monitoring device, to allow him to enter the container and steal the merchandise. Once the Yard BOSSTM solution was activated, it provided the needed alarm and exact location details, leading to the speedy apprehension of the culprit.

“Bulldog’s Yard BOSSTM reacted exactly as we anticipated it would,” commented Jose Manuel Terán, Foreign Trade Manager for Nestlé Ecuador SA, “Not only were the port authorities notified and able to react quickly; we also were alerted of the incident. We were immediately able to request the port authorities to conduct a physical inspection of the container to verify that the contents were uncompromised.”

Jay McMillan, Bulldog’s Chief Operating Officer affirmed that, “Given the flexibility of our solution, we are currently marketing the product to many food producers and grocery supply chain companies. Our sales team has been working closely with many key players in this segment, with the view to demonstrating how Bulldog’s Yard BOSSTM can help to ensure the integrity of their shipments and to limit their exposure to possible theft.”

“Here is yet another example of the value that Bulldog’s portfolio of wireless cargo security solutions is able to deliver,” noted John Cockburn, President and CEO of Bulldog Technologies, “As it provides an easy ROI calculation, given that North American cargo thefts have been estimated by to result in losses of $50 billion dollars annually.”

The Yard BOSSTM product mounts to the locking rods of a container and provides both a visible deterrent as well as a wireless real time link to the security monitoring server operated by onsite or remote security personnel. “The product was designed to give security personnel the upper hand on would be thieves,” stated Heetor Wald, Bulldog’s Chief Technical Officer, “The wireless link coupled with the Security Server application allows for the monitoring of thousands of containers simultaneously without the need for a large security force.”

“We are very happy with the way the Yard BOSSTM reacted to this incident and as a result we will be ordering additional units for the protection of our inbound and outbound containers”, added Jose Manuel Terán.

About Bulldog Technologies

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Bulldog Technologies, Inc. (BLLD: OTC:BB) an innovative provider of wireless cargo security solutions, researches, develops, and manufactures real-time, comprehensive monitoring and intrusion detection BOSSTM (Bulldog Online Security Solution) devices for use in the cargo transportation and storage industry. Bulldog’s systems allow dispatchers, security personnel, emergency response teams and cargo transport drivers to monitor valuable cargo during the transport, storage and delivery process. In contrast to radio-frequency tags, Bulldog’s proprietary technology employs a monitoring system that detects suspicious activity on a real-time basis. Thus, their technology can prevent the illegal entry of port storage cargo containers and theft of mobile or in-transit shipping containers. For further information, visit Bulldog on the Web at www.bulldog-tech.com.

Press Contact:

Jan Roscovich
PR Director
Bulldog Technologies Inc.
(604) 271-8656
jroscovich@bulldog-tech.com

Investor Contact:

Aurelius Consulting Group
Jeff Wadley
(888) 451-5721
(407) 644-4256
Jeff@aurcg.com